UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2018

B. RILEY FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37503	27-0223495
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21255 Burbank Boulevard, Suite 400 Woodland Hills, CA	91367
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 884-3737

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

BRPI Acquisition Co LLC (“BRPAC”), a Delaware corporation, United Online, Inc., a Delaware corporation (“UOL”) and YMax Corporation, a Delaware corporation (“YMax”; and, together with BRPAC and UOL, the “Borrowers”), indirect wholly owned subsidiaries of B. Riley Financial, Inc. (the “Company”), in the capacity of borrowers, entered into a Credit Agreement (the “Credit Agreement”) dated December 19, 2018, with the Banc of California, N.A. in the capacity as agent and lender and with the other lenders party thereto. Certain of the Borrowers’ U.S. subsidiaries are guarantors of all obligations under the Credit Agreement and are parties to the Credit Agreement in such capacity (collectively, the “Secured Guarantors”; and, together with the Borrowers, the “Credit Parties”). In addition, the Company and B. Riley Principal Investments, LLC, the parent corporation of BRPAC and a subsidiary of the Company, are guarantors of the obligations under the Credit Agreement pursuant to standalone guaranty agreements pursuant to which the shares of outstanding membership interests of the BRPAC are pledged as collateral. The Credit Agreement replaced the prior credit facility maintained by UOL and its direct and indirect subsidiaries that was terminated with a zero ($0) balance on December 12, 2018.

The obligations under the Credit Agreement are secured by first-priority liens on, and a first-priority security interest in, substantially all of the assets of the Credit Parties, including a pledge of (a) 100% of the equity interests of the Credit Parties, (b) 65% of the equity interests in United Online Software Development (India) Private Limited, a private limited company organized under the laws of India and (c) 65% of the equity interests in magicJack VocalTec LTD., a limited company organized under the laws of Israel. Such security interests are evidenced by pledge, security and other related agreements.

The proceeds of the Credit Agreement will be used to refinance a portion of the purchase price of the recently closed acquisition of magicJack VocalTec LTD. and to pay related costs.

The credit facilities (the “Credit Facilities”) under the Credit Agreement consist of: (a) a term credit facility under which the Borrowers may borrow up to USD $80,000,000 on the closing date with a final maturity date of five years from the closing date; and (b) an optional, uncommitted accordion term loan credit facility under which the Borrowers may borrow up to USD $10,000,000 with a final maturity date of five years from the closing date.

Borrowings under the Credit Agreement will bear interest at a rate equal to (A) the LIBOR Rate for Eurodollar loans, plus (B) the applicable margin rate, which ranges from two and one-half percent (2.5%) to three percent (3.0%) per annum, based upon the Borrowers’ ratio of consolidated funded indebtedness to adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) for the preceding four (4) fiscal quarters or other applicable period. Interest payments are to be made each one, three or six months.

The Borrowers paid a commitment fee and an arrangement fee, each based on a percentage of the aggregate commitments, in each case upon the closing of the Credit Agreement. Amounts outstanding under the Credit Facilities are due in quarterly installments commencing on March 31, 2020 with any remaining amounts outstanding due at maturity.

The Credit Agreement contains certain negative covenants, including those limiting the Credit Parties’, and their subsidiaries’ ability to incur indebtedness, incur liens, sell or acquire assets or businesses, change the nature of their businesses, engage in transactions with related parties, make certain investments or pay dividends. In addition, the Credit Agreement requires the Credit Parties to maintain certain financial ratios. The Credit Agreement also contains customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults and cross defaults. If an event of default occurs, the agent would be entitled to take various actions, including the acceleration of amounts due under the outstanding Credit Facilities.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Credit Agreement, dated December 19, 2018
10.2	Security and Pledge Agreement, dated December 19, 2018
10.3	Unconditional Guaranty and Pledge Agreement by B. Riley Principal Investments, LLC, dated December 19, 2018
10.4	Unconditional Guaranty by B. Riley Financial, Inc., dated December 19, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 27, 2018	B. RILEY FINANCIAL, INC.

	By:	/s/ Phillip J. Ahn
	Name:	Phillip J. Ahn
	Title:	Chief Financial Officer and Chief Operating Officer